Exhibit 11.1
                           AMERICA SERVICE GROUP INC.


                                                Quarter Ended March 31,
                                              ------------------------------
                                                  1996                 1995
                                                  ----                 ----

Net Income                                   $   375,029          $  308,151
Adjust for intrest income under the
    modified treasury calculation                  4,903
                                              ----------

Net Income                                   $   379,932          $  308,151
                                              ==========           =========



Weighted average shares outstanding            2,885,651           3,018,744

Common stock equivalents                         372,152             285,505

Adjust for 20% limit under the
    modified treasury calculation              (106,800)
                                              ----------

Total weighted average common and
    common equivalent shares                   3,151,003           3,304,249
                                              ==========           =========

Earnings per common and common
   equivalent share                          $      0.12          $     0.09
                                              ==========           =========